Exhibit 21.1
Subsidiaries of LNB Bancorp, Inc.
December 31, 2008

Jurisdiction of
Entity Name and Location		Incorporation

A.	Bank and Bank-owned Subsidiaries of the Issuer

	The Lorain National Bank	Ohio
457 Broadway
Lorain, Ohio 44052

	North Coast Community Development	Ohio
Corporation
457 Broadway
Lorain. Ohio 44052

B.	Financial Services Subsidiaries of the Issuer
None

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